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                                                                EXHIBIT 10(a)

INDEPENDENT AUDITORS' CONSENT

Mercury V.I. U.S. Large Cap Fund of
Mercury Asset Management V.I. Funds, Inc.:


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-68879 of our report dated February 14, 2000 appearing in the annual report to shareholders of Mercury V.I. U.S. Large Cap Fund of Mercury Asset Management V.I. Funds, Inc. for the period April 30, 1999 (commencement of operations) to December 31, 1999, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Princeton, New Jersey
March 27, 2000